Exhibit 99.1

FOR IMMEDIATE RELEASE

Federal Trade Commission Grants Early Termination of Hart-Scott-Rodino Waiting Period for Proposed

Fairmount Santrol and Unimin Merger

CHESTERLAND, Ohio, March 14, 2018 — Fairmount Santrol (NYSE:FMSA) today announced that it has received notice from the U.S. Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), was granted in connection with its proposed merger with Unimin Corporation.

As previously announced, the combination of Fairmount Santrol and Unimin will create a transformational leader in Proppant and Industrial Materials Solutions. Expiration or termination of the waiting period under the HSR Act is one of the conditions necessary for completion of this transaction.

The transaction is expected to close in mid-2018, subject to other customary closing conditions, including approval by Fairmount Santrol stockholders.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. Fairmount Santrol also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow Fairmount Santrol to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, Fairmount Santrol’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Fairmount Santrol’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Fairmount Santrol’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: legal, regulatory and other matters that may affect the timing of Fairmount Santrol’s ability to complete the proposed merger with Unimin Corporation, or Unimin, if at all, including the inability to complete the proposed merger due to the failure to obtain Fairmount

Santrol stockholder approval or governmental or regulatory clearances; prior to the completion of the proposed merger, Fairmount Santrol’s and/or Unimin’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the ability of Unimin and Fairmount Santrol to integrate their businesses successfully and to achieve anticipated synergies and the anticipated cost, timing and complexity of integration efforts; the future financial performance, anticipated liquidity and capital expenditures of the combined company and other risks related to the operation of the combined company; changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, Fairmount Santrol’s products; loss of, or reduction in business from Fairmount Santrol’s largest customers or their failure to pay Fairmount Santrol; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting Fairmount Santrol’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; Fairmount Santrol’s ability to successfully develop and market new products, including Propel SSP®; Fairmount Santrol’s rights and ability to mine its property and Fairmount Santrol’s renewal or receipt of the required permits and approvals from government authorities and other third parties; Fairmount Santrol’s ability to implement and realize efficiencies from capacity expansion plans, facility reactivation and cost reduction initiatives within its time and budgetary parameters; expectations regarding results of railcar contract renegotiations; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to Fairmount Santrol’s business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond Fairmount Santrol’s control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Fairmount Santrol does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Fairmount Santrol to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in Fairmount Santrol’s filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Additional Information

In connection with the proposed transaction, a registration statement on Form S-4 will be publicly filed with the SEC. FAIRMOUNT SANTROL STOCKHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to stockholders of Fairmount Santrol. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Fairmount Santrol at its website, FairmountSantrol.com, or by contacting Indrani Egleston at 440-214-3219 or Matthew Schlarb at 440-214-3284.

Participants in Solicitation

Fairmount Santrol and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Fairmount Santrol’s participants is set forth in the proxy statement, dated April 6, 2017, for Fairmount Santrol’s 2017 Annual Meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Investor Contacts:

Fairmount Santrol:

Indrani Egleston

+1 440-214-3219

Indrani.Egleston@fairmountsantrol.com

Matt Schlarb

+1 440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Sharon Stern / Adam Pollack / Trevor Gibbons

+1 212-355-4449